Herman Miller Reports Continued Momentum Despite Headwinds in the First Quarter of FY2013
Webcast to be held Thursday, September 20, 2012, at 9:30 AM EDT

Release	Immediate
Date	September 19, 2012
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its first quarter ended September 1, 2012. The company reported net sales in the quarter of $449.7 million; a decrease of 1.8% from the first quarter of fiscal 2012. New orders in the first quarter of $452.0 million were 6.1% below the prior year level. On a pro forma basis, adjusting for the extra week of operations in the first quarter of last fiscal year, sales and orders in the quarter increased 5.7% and 1.1%, respectively, on a year-over-year basis. Sequentially, net sales and orders in the first quarter were up 6.9% and 1.8%, respectively, from the fourth quarter of fiscal 2012.
Herman Miller reported first quarter diluted earnings per share of $0.34. This compares to $0.42 per share reported in the same period of fiscal 2012. The company's earnings this quarter were reduced by expenses associated with previously announced restructuring actions as well as non-cash charges associated with the strategy to close and terminate its domestic defined benefit pension plans. Excluding the impact of these items, adjusted diluted earnings per share in the first quarter of fiscal 2013 were $0.38.
Brian Walker, Chief Executive Officer, stated, “This quarter's results reflect good strategic execution offset by pockets of weak demand in some sectors. Our Specialty and Consumer business made great strides toward our vision for expanding this segment, which resulted in double digit order growth. Likewise, our International team continued to deliver solid results and make significant progress in building our footprint in the emerging markets. Growth in Asia and Latin America was offset by low demand in Europe and a weaker Euro. Soft demand from the federal government and healthcare customers offset positive growth in orders from commercial customers in North America.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data) Three Months Ended
	9/1/12 (13 wks)	9/3/11 (14 wks)	Percent Change
Net Sales	$449.7	$458.1	(1.8)%
Gross Margin %	33.3%	33.7%	N/A
Operating Expenses	$114.9	$112.5	2.1%
Restructuring Expenses	$0.5	—	N/A
Operating Earnings %	7.6%	9.1%	N/A
Adjusted Operating Earnings % *	8.4%	9.1%	N/A
Net Earnings	$20.0	$24.6	(18.7)%
Earnings Per Share - Diluted	$0.34	$0.42	(19.0)%
Adj. Earnings Per Share - Diluted *	$0.38	$0.42	(9.5)%
Orders	$452.0	$481.4	(6.1)%
Backlog	$280.2	$289.6	(3.2)%

*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

First Quarter Fiscal 2013 Financial Results

Sales within Herman Miller's North American reportable segment of $320.3 million were down 3.1% from the prior year. New orders in the first quarter totaled $307.3 million, reflecting a decrease of 11.1% from the same period last fiscal year. Adjusting for the impact of the extra week of operations, segment sales increased 4.4% and orders were down 4.3% relative to the first quarter of fiscal 2012. On a sequential basis, sales in the North American reportable segment increased 12.0% from the fourth quarter level, while orders were down 4.3%.

The non-North American reportable segment reported net sales of $94.6 million for the quarter. This represents an 11.4% increase from the year ago period. New orders in the quarter of $98.9 million were down 0.3% on a year-over-year basis. Adjusting for the impact of the extra week of operations, segment sales increased 20.0% and orders were up 7.4% relative to the first quarter of fiscal 2012. Sequentially, segment sales decreased 2.6% while new orders were up 18.2% from the fourth quarter of fiscal 2012.

Net sales in the first quarter for the Specialty and Consumer reportable segment were $34.8 million. This represents a decrease of 18.5% from the same quarter last fiscal year. Orders in the period totaling $45.8 million were 25.8% higher than the first quarter of last year. On an adjusted basis, excluding the extra week in the prior fiscal year, segment sales decreased 12.2% from last year. On this same basis, segment orders were up 35.5% year-over-year. Relative to the fourth quarter of fiscal 2012, sales decreased 7.2% and segment orders were up 17.1%.

As previously announced, Herman Miller is in the process of transitioning its U.S. employee retirement program to a defined contribution format. Once complete, this will result in the closure and termination of its U.S. defined benefit pension plans. During the first quarter, the company recognized non-cash, pre-tax amortization expenses of $3.1 million associated with these plans. Approximately $1.5 million of these amortization expenses are recorded within Cost of Sales. The remaining portion is reflected within operating expenses in the quarter. By comparison, the first quarter of fiscal 2012 included $1.8 million of non-cash amortization expenses. However, the pension investment policy in place at that time resulted in a larger offsetting reduction to overall pension expenses in the quarter. The company has since adopted a more conservative investment policy for its U.S. defined benefit pension plans to be consistent with its near-term transition goals, which had the effect of reducing the offset to overall pension expense in the first quarter of this year. The retirement plans included in this transition affect employees in the company's North American operations. Accordingly, for segment reporting purposes these non-cash expenses are reflected in the company's North American Furniture Solutions business segment.

The company's consolidated gross margin in the first quarter was 33.3%, representing a 40 basis-point decrease from the prior year. Greg Bylsma, Chief Financial Officer, stated, “Gross margins for the quarter were below our expectations. A weak Euro, greater than anticipated pension expenses and an unfavorable product mix were the primary drivers. Much of the shortfall in margin was offset by solid operating expense control and lower variable compensation. While this quarter's gross margin performance was a disappointment, we believe many of the negative factors are transient. In addition, our recently implemented price increase should provide some hedge against potential commodity inflation. As a result, we believe gross margin will rebound in the second quarter.”

Operating expenses in the first quarter were $114.9 million compared to $112.5 million in the same quarter last fiscal year. As described above, the current quarter operating expenses include non-cash pension amortization expenses totaling $1.6 million. Total operating expenses in the prior year first quarter include approximately $3 million in additional compensation costs relating to the extra week of operations. On an adjusted basis, excluding these items, operating expenses in the first quarter of fiscal 2013 increased approximately $3.8 million from the prior year amount. The increase relates primarily to higher spending in the areas of marketing and new product development and the acquisition of POSH, which was not included in the prior year results. These increases were partially offset in the quarter by a year-over-year decrease in incentive bonus and product warranty expenses. On a sequential basis, operating expenses were relatively consistent with the level reported in the fourth quarter of fiscal 2012.
Herman Miller's effective income tax rate in the first quarter was 33.5%; an amount comparable to the rate in the prior year first quarter.
The company ended the first quarter with total cash of $184.3 million; an increase of $12.1 million from the fiscal 2012 year-end balance. Cash flow generated from operations in the quarter was $28.7 million compared to $39.2 million in the first quarter of last fiscal year.

Looking forward, Herman Miller expects net sales in the second quarter of fiscal 2013 to be in the range of $445 million to $465 million. Diluted earnings per share in the period are expected to range between $0.17 and $0.21. This earnings guidance reflects the impact of non-cash pension settlement and amortization expenses, which are expected to total between $15 million and $20 million, before tax, in the second quarter. It also includes an estimated $1 million in pre-tax restructuring expenses. Excluding the impact of these pension and restructuring items, adjusted earnings per share in the quarter are expected to range between $0.37 and $0.41.
Mr. Walker concluded, “Our results this quarter reflect today's broader economic conditions--areas of strength and promise, with some pockets of weakness. The near-term economic uncertainty is a business condition we have navigated successfully, and we're excited by the momentum we're seeing in many of our recent key investment initiatives. Our growth strategy and our execution of those plans remain on track to achieve the long-term goals of the business.”

The company announced a live webcast to discuss the results of the first quarter of fiscal 2013 on Thursday, September 20, 2012, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company's website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Operating Segment Information
The table below summarizes select financial information, for the periods indicated, related to each of the company's reportable operating segments. The North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the company's owned contract furniture dealers is also included in the North American Furniture Solutions segment. The non-North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, for Mexico and outside of North America. The Specialty and Consumer segment includes the operations associated with the design, manufacture, and sale of high-end furniture products including Geiger wood products, a collection of classic products, and our North American consumer retail business. The Corporate category consists primarily of startup business and unallocated corporate expenses including, if applicable to the periods shown, restructuring and impairment costs.

(Dollars in millions)	Three Months Ended
	9/1/12 (13 wks)	9/3/11 (14 wks)
Net Sales:
North American Furniture Solutions	$320.3	$330.5
Non-North American Furniture Solutions	94.6	84.9
Specialty and Consumer	34.8	42.7
Corporate	—	—
Total	$449.7	$458.1

Operating Earnings (Loss):
North American Furniture Solutions	$26.9	$28.3
Non-North American Furniture Solutions	5.5	9.6
Specialty and Consumer	2.4	4.2
Corporate	(0.5)	(0.3)
Total	$34.3	$41.8

Reconciliation of Non-GAAP Financial Measures
This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and transition-related expenses, including non-cash amortization relating to defined benefit pension plans that we intend to terminate. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations.
Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.
The following table reconciles Adjusted Earnings per Share to Earnings per Share for the period indicated.

Three Months Ended 9/1/12
Earnings per Share - Diluted	$0.34
Add: Restructuring / Impairment Expense	0.01
Add: U.S. Pension Amortization	0.03
Adjusted Earnings per Share - Diluted	$0.38

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the period indicated.

(Dollars in millions)
Three Months Ended 9/1/12
Operating Earnings	$34.3
Add: Restructuring / Impairment Expense	0.5
Add: U.S. Pension Amortization	3.1
Adjusted Operating Earnings	$37.9

The following provides a reconciliation of Earnings per Share guidance provided by Herman Miller for the second quarter of fiscal 2013. The table below reconciles the expected range of Earnings per Share to Adjusted Earnings per Share for the period.

(Dollars in millions)	Q2 Earnings Guidance
	Low	High
Earnings per Share - Diluted	$0.17	$0.21
Add: Restructuring / Impairment Expense	0.01	0.01
Add: Pension Settlement / Amortization Expense	0.19	0.19
Adjusted Earnings per Share - Diluted	$0.37	$0.41

About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.7 billion in revenue in fiscal 2012. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. A past recipient of the Smithsonian Institution's Cooper-Hewitt "National Design Award,” in 2011, Herman Miller again received the Human Rights Campaign Foundation's top rating in its annual Corporate Equality Index and was also named, for the eighth consecutive year, to the Dow Jones Sustainability World Index. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension amortization and settlement expenses, the pace and level of government procurement, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.
Financial highlights for the quarter ended September 1, 2012, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	Sept. 1, 2012 (13 wks)		Sept. 3, 2011 (14 wks)
Net Sales	$449.7	100.0%	$458.1	100.0%
Cost of Sales	300.0	66.7%	303.8	66.3%
Gross Margin	149.7	33.3%	154.3	33.7%
Operating Expenses	114.9	25.6%	112.5	24.6%
Restructuring Expenses	0.5	0.1%	−	−
Operating Earnings	34.3	7.6%	41.8	9.1%
Other Expenses, net	4.3	1.0%	5.0	1.1%
Earnings Before Income Taxes	30.0	6.7%	36.8	8.0%
Income Tax Expense	10.0	2.2%	12.2	2.7%
Net Earnings	$20.0	4.4%	$24.6	5.4%
Earnings Per Share - Basic	$0.34		$0.42
Weighted Average Basic Common Shares	58,318,702		58,056,358
Earnings Per Share - Diluted	$0.34		$0.42
Weighted Average Diluted Common Shares	58,615,662		58,362,480

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended
	Sept. 1, 2012 (13 wks)	Sept. 3, 2011 (14 wks)
Net Earnings	$20.0	$24.6
Cash Flows provided by Operating Activities	28.7	39.2
Cash Flows provided/(used) for Investing Activities	(15.1)	0.4
Cash Flows provided/(used) for Financing Activities	(1.3)	0.8
Effect of Exchange Rates	(0.2)	(0.3)
Net Increase in Cash	12.1	40.1
Cash, Beginning of Period	$172.2	$142.2
Cash, End of Period	$184.3	$182.3

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	Sept. 1, 2012	June 2, 2012
Assets
Current Assets
Cash and Cash Equivalents	$184.3	$172.2
Marketable Securities	9.2	9.6
Accounts Receivable, net	167.7	159.7
Inventories, net	62.5	59.3
Prepaid Expenses and Other	46.9	54.5
Total Current Assets	470.6	455.3
Net Property and Equipment	163.1	156.0
Other Assets	226.5	226.1
Total Assets	$860.2	$837.4
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable	$111.7	$115.8
Accrued Liabilities	145.7	136.2
Total Current Liabilities	257.4	252.0
Long-term Debt	250.0	250.0
Other Liabilities	83.6	87.1
Total Liabilities	591.0	589.1
Shareholders' Equity	269.2	248.3
Total Liabilities and Shareholders' Equity	$860.2	$837.4